Exhibit 10.50

AMENDMENT NO. 1 TO AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This amendment is made effective as of March 1, 2013 by and between Advocat Inc., a Delaware corporation (the “Company”), and Kelly Gill (the “Executive”).

WHEREAS, The Company and the Executive are parties to that certain amended and restated employment agreement dated April 1, 2012 (the “Employment Agreement”).

WHEREAS, The Company wishes to amend certain provisions of the Employment Agreement to provide additional protection upon a change in control and the Executive has agreed to such provisions.

WHEREAS, the parties have agreed to amend the Employment Agreement to reflect the amended provisions as set forth herein.

NOW THEREFORE, The parties agree as follows:

1.    The first paragraph of Section XI of the Employment Agreement is hereby amended and restated as follows:

SECTION XI
CHANGE IN CONTROL

In the event there is a Change in Control (as defined below) of the Company and (1) within ninety (90) days prior to such event the Executive is terminated due to either a Without Cause Termination or a Constructive Discharge or (2) within six (6) months following such event the Executive is terminated due to either a Without Cause Termination or a Constructive Discharge or elects to resign upon written notice to the Company, but only if Executive has executed and not revoked within the revocation period a valid release agreement in a form reasonably acceptable to the Company, the Company shall pay to the Executive upon the effectiveness of such release, subject to Section XII, in a lump sum an amount equal to 200% of the sum of (a) his Base Salary as in effect at the time of such termination or resignation and (b) the average of the three (3) most recent Annual Incentive Compensation Awards (or if less than 3 Annual Incentive Compensation Awards paid, the average of all actually paid). In addition, earned but unpaid Base Salary and pro-rated incentive compensation awards will be paid through the date of termination for the year in which termination or resignation occurs. Any Options or restricted stock or restricted stock units granted to the Executive pursuant to the Plan prior to resignation or termination, but subject to vesting restrictions, will be fully vested upon a Change in Control whether or not the Executive resigns. Any restricted stock units that are held by the Executive at the time of such termination of employment shall be settled in accordance with their terms. Subject to Section VIII.F, the group hospitalization, health, dental care and life insurance benefits described in this Agreement as in effect at the date of termination of employment will also be continued for twenty-four (24) months from the effective date of termination pursuant to a Change of Control.

2.    Except as otherwise provided herein, the Employment Agreement continues in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this amendment as of the date first above written.

ADVOCAT INC.

By: /s/ Richard M. Brame
Richard M. Brame Title: Chairman of Compensation Committee

EXECUTIVE:

/s/ Kelly Gill Kelly Gill